Exhibit 99.1

Contact: Ken Page, CEO 931-707-9599 office 931-707-9601 fax	TN-K Energy Group Inc. 649 Sparta Highway Suite #102 Crossville, TN 38572	TN-K Energy Group Inc.

PRESS RELEASE

TN-K Energy Group Inc. lead the negotiations in an oil lease sale of $875,000 in Kentucky and Tennessee and acquires 5% overriding royalty interest in the approximate 300 acre lease.

Crossville, TN, December 16, 2011: TN-K Energy Group Inc. (OTC Markets: TNKY) today announced that the company led the negotiations, between the buyers and the sellers, of an $875,000 oil and gas lease sale known as the Chamber lease.  The lease, bordering the county lines of Clinton County, Kentucky and Pickett County, Tennessee, is an approximate 300 acre oil lease.

Ken Page, C.E.O. & President of TN-K Energy Group Inc. expressed his excitement in the lease by stating, “The transactions associated with the Chambers lease negotiations were beneficial to all participants involved. The Chambers lease is in a highly productive and proven area within the Sunnybrook, Stones River, Murfreesboro, and Knox formations. These formations are known for their longevity.”

By leading the negotiations, TN-K Energy Group Inc. received a finder’s fee of $65,000 and a 5% overriding royalty interest in the Chambers lease which includes 6 wells producing an approximate average of 10-20 barrels per day. TN-K Energy Group Inc. also received a participation right up to 30% net revenue working interest in an additional 10 new wells and an option to drill an additional 10 wells. “This was a great opportunity for TN-K Energy Group Inc. to continue its exploratory operations at a minimal operation’s cost to the company”, summarized Ken Page.

About TN-K Energy Group Inc.

TN-K Energy Group Inc. is an independent energy company with operations in Tennessee and Kentucky.

This press release contains "forward-looking statements." Forward-looking statements include, without limitation, any statement that may predict, forecast, indicate, or imply future results, performance or achievements, and may contain the words "estimate," "project," "intent," "forecast," "anticipate," "plan," "planning," "expect," "believe," "will likely," "should," "could," "would," "may," or words or expressions of similar meaning. Such statements are not guarantees of future performance and could cause the actual results of TN-K Energy Group to differ materially from the results expressed or implied by such statements, including, but not limited to, the company’s ability to enter into one or more leases for oil, gas and coal properties, the ability to obtain audited financial statements as necessary on these properties, compliance with Federal securities laws, and other factors. Additional information regarding risks can be found in TN-K Energy Group’s Annual Report on Form 10-K and its other filings with the SEC. Accordingly, although TN-K Energy Group believes that the expectations reflected in such forward-looking statements are reasonable, there can be no assurance that such expectations will prove to be correct. TN-K Energy Group has no obligation to update the forward-looking information contained in this press release.